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                                                                    EXHIBIT 99.1

                             SUBSCRIPTION AGREEMENT


        This Subscription Agreement (the "Agreement") is made and entered into as of January 14, 2000 by and among SciClone Pharmaceuticals, Inc., a California corporation (the "Company"), and those parties listed on the signature page hereof as "Investors" (who are referred to individually as an "Investor" and collectively as the "Investors").

        In consideration of the above recitals and the mutual covenants made herein, the parties hereby agree as follows:

        1. Sale of Common Stock and Warrants; Closing; Delivery

                (a) Purchase and Sale of Common Stock and Warrants. Subject to the terms and conditions hereof, the Company will issue and sell to each Investor, and each Investor will purchase from the Company, at the Closing (as defined below) the number of shares of common stock ("Shares"), no par value, of the Company ("Common Stock"), and the number of warrants to purchase shares of Common Stock ("Warrant Shares") set forth opposite each Investor's name on Exhibit A. The exercise price per Warrant Share shall be $7.00. A form of the warrant is attached as Exhibit B ("Warrant"). Each Warrant entitles the Investor to purchase one Warrant Share. The purchase price per Share shall be $6.00 per share. The Purchase price per Warrant shall be $0.13.

                (b) Closing. The closing of the purchase and sale of the Shares and Warrants shall take place at the offices of the Company at 901 Mariners Island Blvd., Suite 205, San Mateo, California at 9:00 a.m., PDT, on January 18, 2000 (the "Closing"). The date of the Closing is hereinafter referred to as the "Closing Date."

                (c) Delivery. Subject to the terms and conditions of this Agreement, at the Closing, or, in the case of the original stock certificates, as soon as practicable after the Closing, the Company will deliver to each Investor (1) a stock certificate representing the Shares to be purchased by such Investor and (2) a Warrant representing the Warrants to be purchased by such Investors against payment of the purchase price therefor by a wire transfer of immediately available funds to the Company as follows:

               Bank:                Union Bank of California
               Bank Address:        Santa Clara Valley Commercial Banking
                                    P O Box 24512
                                    Oakland, CA 94623-1512
               ABA #:               122000496
               Account Name:        SciClone Pharmaceuticals
               Account #:           6480121382


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        2. Representations and Warranties of Investors. Each Investor represents and warrants, severally, to the Company that:

                (a) Authorization. This Agreement constitutes the valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and equitable remedies, and except as indemnity provisions in the enforcement of
Section 4 of this Agreement (relating to registration rights) may be limited by law, and such Investor (if an individual) is over eighteen (18) years of age, and such Investor has full legal capacity, power and authority to enter into and be bound by this Agreement.

                (b) Purchase for Own Account for Investment. Such Investor is purchasing the Shares and Warrants for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares and Warrants within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Such Investor has no present intention of selling or otherwise disposing of all or any portion of the Shares and Warrants.

                (c) Access to Information. Such Investor has had an opportunity to ask questions of the Company's representatives concerning the Company, its present and prospective business, assets, liabilities and financial condition that such Investor reasonably considers important in making the decision to purchase the Shares and Warrants. Such Investor has received a copy of (1) the Company's Annual Report to the U.S. Securities and Exchange Commission ("SEC" or "Commission") on Form 10-K for the fiscal year ending December 31, 1998, (2) the Company's Quarterly Report to the SEC on Form 10-Q for the fiscal quarter ending September 30, 1999 and (3) the Company's press releases issued from September 30, 1999 through December 31,1999 (collectively, the "Press Releases").

                (d) Understanding of Risks. Such Investor is fully aware of: (i) the highly speculative nature of the investment in the Shares and Warrants; (ii) the financial hazards involved; (iii) the lack of liquidity of the Shares, the Warrants and Warrant Shares and the restrictions on the transferability of the Shares, the Warrants and Warrant Shares (e.g., that such Investor may not be able to sell or dispose of the Shares, the Warrants and Warrant Shares or use them as collateral for loans); and (iv) the tax consequences of investment in the Shares and Warrants.

                (e) Investor's Qualifications. Such Investor is an "accredited" investor as defined under Rule 501 of Regulation D promulgated under the Securities Act. Such Investor is aware of the general business and financial circumstances of the Company and, by reason of such Investor's business or financial experience, such Investor is capable of evaluating the merits and risks of this investment and is financially capable of bearing a total loss of this investment.

                (f) Compliance with Securities Laws. Such Investor understands and acknowledges that, in reliance upon the representations and warranties made by such Investor herein, the Shares, the Warrants and Warrant Shares are not being registered with the SEC under


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the Securities Act or being qualified under the California Corporate Securities
Law of 1968, as amended (the "Law"), but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the Securities Act or the Law or other applicable state securities laws which impose certain restrictions on such Investor's ability to transfer the Shares, the Warrants and Warrant Shares.

                (g) Restrictions on Transfer. Such Investor understands that such Investor may not transfer any of the Shares, the Warrants or Warrant Shares unless such Shares, the Warrants or Warrant Shares are registered under the Securities Act unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Such Investor understands that only the Company may file a registration statement with the SEC. Such Investor has also been advised that exemptions from registration and qualification may not be available or may not permit such Investor to transfer all or any of the Shares, the Warrants or Warrant Shares in the amounts or at the times proposed by such Investor.

                (h) Rule 144. In addition, such Investor has been advised that SEC Rule 144 ("Rule 144") promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and Warrant Shares solely due to the holding periods required thereunder and, in any event, requires that the Shares and Warrant Shares be held for a minimum of one year, and in certain cases two years, after they have been purchased and paid for (within the meaning of Rule 144), before they may be resold under Rule 144. Such Investor understands that Rule 144 may indefinitely restrict transfer of the Shares and Warrant Shares if such Investor is an "affiliate" of the Company and "current public information" about the Company (as defined in Rule 144) is not publicly available.

                (i) Legends and Stop-Transfer Orders. Such Investor understands that certificates or other instruments representing any of the Shares, the Warrants and Warrant Shares acquired by such Investor may bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.


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        In order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legend, or elsewhere herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to any certificate or other instrument representing the Shares, the Warrants and Warrant Shares, or if the Company transfers its own securities, it may make appropriate notations to the same effect in the Company's records. Any legend endorsed on a certificate pursuant to this Subsection (i) and the related stop transfer instructions with respect to such securities shall be removed, and the Company shall issue a certificate without such legend to the holder thereof, if such securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act or if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such securities may be made without registration.

        3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as set forth in this Section, on the Schedule of Exceptions attached hereto as Exhibit C (the "Schedule of Exceptions"), or in the Press Releases, with any disclosure thereon being deemed disclosure for all purposes and all relevant subsections hereof, which exceptions will be deemed to be representations and warranties as if made hereunder:

                (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all necessary corporate power and authority to own its assets and to carry on its business as now being conducted and presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of assets, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries considered as a whole.

                (b) Requisite Power and Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to issue the Shares, the Warrants and the Warrant Shares and to carry out the provisions of this Agreement and the Warrants. All corporate action on the part of the Company required for the lawful execution and delivery of this Agreement, and issuance and delivery of the Shares, the Warrants and the Warrant Shares has been taken. Upon execution and delivery, this Agreement and the Warrants constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforcement may be limited by insolvency and similar laws affecting the enforcement of creditors' rights generally and equitable remedies, and except as the indemnity provisions of
Section 4 of this Agreement (relating to registration rights) may be limited by law. The Shares and the Warrants and the Warrant Shares issuable upon exercise of the Warrants, when issued in compliance with the provisions of this Agreement or the Warrants, as the case may be, will be duly authorized and validly issued, fully paid, non-assessable, and issued in compliance with federal securities laws and the securities laws of the State of California. No shareholder of the Company or other person has any preemptive or similar right


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with respect to the Shares, Warrants or Warrant Shares. The Company has reserved such number of shares of its Common Stock necessary for issuance of the Warrant Shares.

                (c) SEC Documents. The Company has furnished to each Investor: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, excluding exhibits, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, excluding exhibits, and all documents that the Company was required to file, which it represents and warrants it did timely file, with the SEC under Sections 13 or 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998 (collectively, the "SEC Documents"). As of their respective filing dates, or such later date on which such reports were amended, the SEC Documents complied in all material respects with the requirements of the Exchange Act. The SEC Documents as of their respective dates, or such later date on which such reports were amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents ("Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Except as may be indicated in the notes to the Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and any subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

                (d) Capital Stock. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, without par value, and 10,000,000 shares of Preferred Stock, without par value. As of January 14, 2000, there were 25,646,486 shares of Common Stock issued and outstanding and there was no issued and outstanding Preferred Stock. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of January 14, 2000, (a) 4,484,614 shares of Common Stock were reserved for future issuance pursuant to options granted and outstanding under the Company's stock option plans, (b) 826,345 shares of Common Stock were reserved for future issuance pursuant to options which may be granted under the Company's stock option plans, (c) 4,930,602 shares of Common Stock were reserved for future issuance pursuant to outstanding warrants, and (d) 382,478 shares of Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan. Except as set forth above, the Company has no outstanding securities convertible into or exchangeable for Common Stock and no contracts, rights, options or warrants to purchase or otherwise acquire Common Stock or securities convertible into or exchangeable for Common Stock. Since January 14, 2000, the Company has not issued any shares of capital stock or any options, warrants or other rights with respect thereto except for shares issued upon exercise of options, warrants and rights, as set forth above.

                (e) Compliance with Other Agreements. Neither the execution and delivery of, nor the consummation of any transaction or execution of any instrument contemplated by,


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this Agreement, nor the issuance of the Shares, the Warrants and the Warrant
Shares, has constituted or resulted in, or will constitute or result in, a material default under or breach or violation of any term or provision of the Company's Bylaws, Articles of Incorporation, or material contracts with third parties, state or federal laws, rules or regulations, writs, orders or judgments or decrees which are applicable to the Company or its properties.

                (f) Consents. All consents necessary for the Company to perform its respective obligations hereunder have been obtained, except for the approval of the SEC of the registration statement contemplated by Section 4.

                (g) No Material Adverse Change. Since September 30, 1999, except as set forth in the Schedule of Exceptions and the Press Releases, there has not been:

                        (i) any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse to the Company and its subsidiaries taken as a whole;

                        (ii) any material change, except in the ordinary course of business, in the contingent obligations of the Company whether by way of guarantee, endorsement, indemnity, warranty or otherwise;

                        (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company; or

                        (iv) any declaration or payment of any dividend or other distribution of the assets of the Company.

                (h) Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the Warrants, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company.

        4. Registration Rights.

                (a) Definitions. For purposes of this Section 4:

                        (i) "Register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.


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                        (ii) "Registrable Securities" means all shares of Common
Stock of the Company issued under this Agreement, including all shares of Common Stock issued or issuable pursuant to the exercise of the Warrants, excluding in all cases, however, the Warrants and all Registrable Securities sold pursuant to Rule 144.

                        (iii) "Holder" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities to whom rights under this Section 4 (and/or, with respect to the rights of the Investors set forth in Section 5, under such Section 5) have been assigned in accordance with this Agreement.

                (b) Shelf Registration.

                        (i) The Company will file as soon as practicable, and in no event later than 30 days after the Closing Date (the "Filing Date"), a registration statement under the Securities Act for, and all such qualifications and compliances as may be so required and as would permit, the sale and distribution of all of the Holders' Registrable Securities and thereafter shall use its best efforts to secure the effectiveness of such registration statement as soon as practicable thereafter.

                        (ii) The Company will pay all expenses incurred in connection with any registration, qualification and compliance requested hereunder (excluding underwriters' or brokers' discounts and commissions and the fees and disbursements of counsel for any Investor), including without limitation all filing, registration and qualification, printers' and accounting fees and the fees and disbursements of counsel for the Company.

                        (iii) The Company will use its best efforts to cause the registration statement to remain effective until the earlier of (A) the date ending three (3) years after the Closing Date, (B) the date as all the Registrable Securities have been resold, or (C) the date on which each Holder of Registrable Securities is able to sell all of such Holder's Registrable Securities in any single three (3) month period without registration under the Securities Act pursuant to Rule 144.

                (c) Obligations of the Company. In order to effect the registration of any Registrable Securities under Section 4(b) of this Agreement, the Company will, as expeditiously as reasonably possible:

                        (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and deliver such registration statement, at the time of such filing, to each Holder.

                        (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration


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statement as may be necessary to comply with the provisions of the Securities
Act with respect to the disposition of all securities covered by such registration statement.

                        (iii) Furnish to the Holders such number of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                        (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as will be reasonably requested by the Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                        (v) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and upon such notice the Company shall use its best efforts to promptly correct such misstatement or omission and deliver to each Holder copies of such corrected prospectus. The Company shall have the right, upon such notice, to suspend the delivery of prospectuses included in such registration statement from the date of notice until the date of such correction. The period during which the Company is required to keep any registration statement filed pursuant to Section 4(b) effective shall be extended for the amount of time required to amend such registration statement and deliver such prospectus relating thereto.

                (d) Furnish Information. It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 4(b) hereof that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

                (e) Indemnification. In the event any Registrable Securities are included in a registration statement under Section 4(b) hereof:

                        (i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, shareholders, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"):


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                                (A) any untrue statement or alleged untrue
statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                                (B) the omission or alleged omission to state
therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                                (C) any violation or alleged violation by the
Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, shareholder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 4(e)(i) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, shareholder, officer, director, underwriter or controlling person of such Holder.

                        (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or shareholders or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer, shareholder or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation that arises solely as a result of written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director, shareholder or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this Section 4(e)(ii) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; and provided further, that the total amounts payable in


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indemnity by a Holder under this Section 4(e)(ii) in respect of any Violation will not exceed the aggregate proceeds (net of discounts) received by such Holder upon the sale of the Shares or Warrant Shares.

                        (iii) Promptly after receipt by an indemnified party under this Section 4(e) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4(e), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if the indemnifying party is materially prejudiced thereby, will relieve such indemnifying party of liability, but only to the extent that such indemnifying party is prejudiced with respect to a specific claim.

                        (iv) The foregoing indemnity agreement with respect to any prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any losses, claims, damages or liabilities purchased Registrable Securities, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) provided by the Company was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Securities to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                        (v) If the indemnification provided for in Sections 4(e)(i) or 4(e)(ii) hereof shall be unavailable to hold harmless an indemnified party in respect of any liability under the Securities Act, then, and in each such case, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statement or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution under this subsection (v) by any Holder exceed the gross proceeds from the offering received by such indemnifying party. No person or entity guilty of fraudulent


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misrepresentation (within the meaning of Section 11(f) of the Securities Act)
will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                        (vi) The obligations of the Company and Holders under this Section 4(e) will survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

                (f) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, while a public market exists for the Common Stock of the Company, the Company will:

                        (i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times while the Company is reporting under the Exchange Act;

                        (ii) Use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements); and

                        (iii) So long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (at any time it is subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time the Company is subject to the reporting requirements of the Exchange Act).

                (g) The Company may notify the Investor that the Company will refuse to permit the Investor to resell any Registrable Securities pursuant to the registration statement for an initial period not to exceed thirty (30) days; provided, however, that in order to exercise this right, the Company must deliver a certificate in writing to the Investor to the effect that a delay in such sale is necessary because a sale pursuant to such registration statement in its then-current form would not be in the best interests of the Company and its shareholders due to disclosure obligations of the Company. In such event, the Company shall use its best efforts to amend the registration statement, if necessary, and to take all other actions reasonably necessary to allow such sale, and shall notify the Investor promptly after it has determined that such sale has become permissible. Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to refuse to permit a sale by any particular Investor more than three (3) times in any twelve-month period or for more than two (2) consecutive thirty (30) day periods in any twelve-month period; provided, however, that no particular Investor will be refused permission to sell under this Section 4(g) at the same time that another person is permitted to sell under the registration statement. Each Investor hereby covenants and agrees that it will not sell any

Registrable Securities pursuant to the registration statement during the periods the registration statement is withdrawn as set forth in this Section 4(g).

                (h) Investor Information. Each Investor covenants that it will promptly notify the Company of any changes in the information set forth in the registration statement regarding such Investor or such Investor's "Plan of Distribution."

                (i) Penalties. If (i) the registration statement covering all the applicable Registrable Securities and required to be filed by the Company pursuant to this Agreement is not (A) filed with the Commission on or before the Filing Date or (B) declared effective by the Commission within 90 days after the Filing Date (the "Effectiveness Date") or (ii) on any day after the registration statement has been declared effective by the Commission (A) sales of all the Registrable Securities required to be included on a registration statement cannot be made pursuant to the registration statement (including, without limitation, because of a failure to keep the registration statement effective, to disclose such information as is necessary for sales to be made pursuant to the registration statement, or to register sufficient shares of Common Stock) or
(B) the Common Stock is not listed or included for quotation on the National Market System of the Nasdaq Stock Market ("Nasdaq"), the New York Stock Exchange ("NYSE") or the American Stock Exchange (the "AMEX") after being so listed or included for quotation, (each such event specified in (i) and (ii) above, an "Event"), then, as partial relief for the damages to any Investor by reason of any such delay in or reduction of its ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Investor an amount in cash (a "Registration Delay Payment") equal to the purchase price of Common Stock as set forth herein (the "Aggregate Price") multiplied by two hundredths (.020) times the sum of: (i) the number of months (prorated for partial months) after the end of the Effectiveness Date and prior to the date the registration statement is declared effective by the Commission, provided, however, that there shall be excluded from such period any delays which are solely attributable to changes required by the Investors or the Commission in the registration statement with respect to information relating to the Investors; (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the registration statement after the registration statement has been declared effective (including, without limitation, when sales cannot be made by reason of the Company's failure to properly supplement or amend the prospectus in accordance with the terms of this Agreement, or otherwise, but excluding when such sales cannot be made solely by reason of any act or omission solely attributable to the Investors or information in the registration statement relating to the Investors and excluding any suspensions of the registration statement within the time limits set forth in Section 4(g)); and (iii) the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the Nasdaq, NYSE or AMEX or that trading thereon is halted after the registration statement has been declared effective, but excluding any months or portion thereof during which sales cannot otherwise be made as set forth in (ii). The Company shall pay any Required Registration Delay Payments to each Investor in cash on the last business day of each month during which an Event has occurred and is continuing. In the event the Company fails to make a Registration Delay Payment in a timely manner, such Registration Delay Payment shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.

        5. Conditions to Obligations of the Investors. The obligation of each Investor to purchase the Shares and Warrants at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by such Investor:

                (a) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date, except for representations and warranties made as of a specific date which shall be true and correct as of such date; and the Company shall have performed all obligations and conditions herein required to be performed or observed by it under this Agreement on or prior to the Closing Date.

                (b) Consents and Waivers. The Company shall have obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

                (c) Compliance Certificate. The Company shall have delivered to the Investors a certificate, executed by the Chief Executive Officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in subsection (a) of this Section 5.

                (d) Opinion of Company's Counsel. Investors shall have received from Gray Cary Ware & Freidenrich, counsel to the Company, an opinion addressed to the Investors, dated the Closing Date and in substantially the form attached hereto as Exhibit D.

        6. Conditions to Obligations of the Company. The obligation of the Company to sell and issue the Shares and Warrants to each Investor at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

                (a) Representations and Warranties. The representations and warranties made by such Investor in Section 2 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

                (b) Consents and Waivers. The condition set forth in subsection
(b) of Section 5 hereof shall have been fulfilled.

        7. Miscellaneous.

                (a) Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of California applicable to contracts made among residents of, and wholly to be performed within, the State of California, without regard to principles of conflict of laws or choice of laws.

                (b) Further Instruments. From time to time, each party hereto will execute and deliver such instruments and documents as may be reasonably necessary to carry out the purposes and intent of this Agreement.

                (c) Successors; No Other Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the executors, administrators, legal representatives, heirs, successors, and assigns of the parties hereto; provided, however, that (i) rights of Investors hereunder may be transferred only in connection with (and to the transferee of) Common Stock of the Company purchased by a Investor hereunder, but the Company may prohibit such transfer of rights if the transfer to a particular transferee would not, in the good faith judgment of the Company's Board of Directors, be in the Company's best interests, and (ii) any transferee of any shares of stock of the Company affected by this Agreement to whom rights are so transferred (a "Permitted Transferee") will be required, as a condition precedent to acquiring such shares, to agree in writing to be bound by all the terms and conditions of this Agreement applicable to such Permitted Transferee's transferor, and (iii) upon and after such transfer the Permitted Transferee will be deemed to be an Investor for purposes of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement will be effective following the parties signatory hereto upon such counterpart signature by all initial parties hereto.

                (e) Entire Agreement. This Agreement, including and incorporating the Schedule of Exceptions and all Exhibits attached hereto and referred to herein, constitutes and contains the entire agreement and understanding of the parties regarding the subject matter of this Agreement and supersedes in its entirety any and all prior negotiations, correspondence, understandings and agreements among the parties respecting the subject matter hereof.

                (f) Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Senior Vice President and Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to an Investor shall be addressed to the Investor at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. Unless otherwise provided, notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of (i) the date of personal delivery, or (ii) the date of delivery by facsimile, or (iii) the business day after deposit with a nationally-recognized courier or overnight service, including Federal Express or Express Mail, for United States deliveries or three
(3) business days after such deposit for deliveries outside of the United States, or (iv) three

(3) business days after deposit in the United States mail by registered or certified mail for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature page, or at such other address as such party may designate by ten
(10) days' advance written notice to the other parties hereto. All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date given to the last party required to be given such notice.

                (g) Broker's Fee. Each Investor acknowledges that the Company intends to pay a fee and issue warrants to H.C. Wainwright & Co., Inc. in respect of the sale of the Shares and Warrants to the Investors. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Shares and Warrants to the Investors.

                (h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each of the Investors. Any amendment or waiver effected in accordance with this Section 8(h) will be binding upon the Company, each Investor, and their permitted transferees and assignees.

                (i) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions will be excluded from this Agreement to the extent unenforceable and the balance of such provisions, and of this Agreement, will be interpreted as if such provision or part and hereof were so excluded and will be enforceable in accordance with its terms.

                (j) Aggregation of Stock. All shares of Common Stock held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                (k) Expenses. The Company and each Investor will bear its own costs and expenses incurred on its behalf with respect to the Agreement and the transactions contemplated hereby, including fees of legal counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

INVESTOR



--------------------------------------         Shares Subscribed: ______________
(Print Name of Individual or Entity)           Share Purchase Price: ___________
                                               Warrants Subscribed: ____________
                                               Warrant Purchase Price: _________
                                               Aggregate Purchase Price: _______

By:
   -----------------------------------
               (Signature)

Name:
     ---------------------------------

Title:
      --------------------------------

Address:
        ------------------------------

--------------------------------------

--------------------------------------

--------------------------------------


Tax ID:
       -------------------------------


COMPANY

SCICLONE PHARMACEUTICALS, INC.                 Shares Issued: __________________
                                               Warrants Issued: ________________

By:
   -----------------------------------

Name:    Shawn K. Singh, J. D.

Title:   Chief Business Officer

Address: SciClone Pharmaceuticals, Inc.
         901 Mariners Island Blvd.
         San Mateo, CA 94404

                                    EXHIBIT A
                                       TO
                             SUBSCRIPTION AGREEMENT


INVESTOR                                            NUMBER OF SHARES        NUMBER OF WARRANTS
--------                                            ----------------        ------------------
Brown Simpson Strategic Growth Fund, Ltd.           631,000                 504,800

Brown Simpson Strategic Growth Fund, L.P.           369,000                 295,200

TOTAL                                               1,000,000               800,000

                                    EXHIBIT B
                                       TO
                             SUBSCRIPTION AGREEMENT


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                         SCICLONE PHARMACEUTICALS, INC.
                   WARRANT TO PURCHASE SHARES OF COMMON STOCK

                           VOID AFTER JANUARY 17, 2005

        1. Warrant to Purchase Common Stock.

                1.1 Warrant to Purchase Shares. This warrant (this "Warrant") certifies that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (the "Warrant Holder") is entitled, effective as of January 18, 2000, subject to the terms and conditions of this Warrant to purchase from SciClone Pharmaceuticals, Inc., a California corporation (the "Company") up to a total of _______ shares of Common Stock of the Company (the "Shares") at the price of $7.00 per share (the "Exercise Price") prior to 5:00 p.m. Pacific Time on January 17, 2005 (the "Expiration Date"). The Warrant must be exercised, in whole or in part, any time on or before the Expiration Date. Unless the context otherwise requires, the term "Shares" shall mean and include the common stock of the Company and other securities and property at any time receivable or issuable upon exercise of this Warrant. The term "Warrant" as used herein, shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

                1.2 Adjustment of Exercise Price and Number of Shares. The number and character of Shares issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Exercise Price therefor, are subject to adjustment upon occurrence of the following events:

                        (a) Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Exercise Price of this Warrant and the number of Shares issuable upon exercise of this Warrant shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of outstanding shares of the Company's Common Stock.

                        (b) Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Shares payable in securities of the Company then, and in each such case, the Warrant Holder, on exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Shares (or such other stock or securities) issuable on such exercise prior to such date, the securities of the Company to which such Warrant Holder would have been entitled upon such date if such Warrant Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

                        (c) Adjustment for Capital Reorganization,
Consolidation, Merger. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets to another corporation shall be effected in such a way that holders of the Company's Common Stock will be entitled to receive stock, securities or assets with respect to or in exchange for the Company's Common Stock, and in each such case the Warrant Holder, upon the exercise of this Warrant, at any time after the consummation of such capital reorganization, consolidation, merger, or sale, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Warrant Holder would have been entitled upon such consummation if such Warrant Holder had exercised this Warrant immediately prior to the consummation of such capital reorganization, consolidation, merger, or sale, all subject to further adjustment as provided in this Section 1.2; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

                        (d) Issuance's Below Exercise Price. If the Company, at any time prior to December 31, 2000:

                                (i) issues or sells, or is deemed to have issued
or sold, any Common Stock;

                                (ii) in any manner grants, issues or sells any
rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than any Excluded Securities) (such rights, options or warrants being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"); or

                                (iii) in any manner issues or sells any
Convertible Securities; for (a) with respect to paragraph (h)(i), a price per share, or (b) with respect to paragraphs h(ii) or h(iii), a price per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities, which is less than the Exercise Price in effect immediately prior to such issuance or sale, then, immediately after such issuance, sale or grant, the Exercise Price then in effect shall be reduced to an amount equal to the consideration per share of the Common Stock in such issuance, sale or grant, or shall be reduced to equal the price per share for which Common Stock are issuable upon the exercise of such Options, or upon the conversion or exchange of such Convertible Securities, as the case may be. No adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Options or Convertible Securities. If there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change the Exercise Price in effect shall be reduced to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

                        (e) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 1.2(d), the following shall be applicable:

                                (i) Calculation of Consideration Received. If
any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration. In case any Common Stock, Options or Convertible Securities are issued to the owners of a non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Warrant Shares and Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days of the tenth
(10th) day following the Valuation Event by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") selected in good faith by the Company and agreed upon in good faith by the holders of a majority of the Warrant Shares and the Warrants then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                                (ii) Integrated Transactions. In case any Option
is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.01.

                                (iii) Record Date. If the Company takes a record
of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                        (f) Certain Events. If any event that would adversely affect the rights of any holder of the Warrants occurs but is not expressly provided for by Section 1.2 hereof (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors of the Company will make an appropriate adjustment in the Exercise Price so as to protect the rights of the holders of the Warrants; provided, however, that no such adjustment will increase the Exercise Price.

                        (g) Definitions: The following terms shall have the meanings ascribed below for the purposes of this Section 1.2:

                        "Excluded Securities" means (i) shares of Common Stock issued or issuable pursuant to the terms of this Agreement, (ii) shares of Common Stock issuable upon exercise of any option or warrant outstanding as of January 14, 2000 or (iii) Common Stock (including options and warrants) deemed to have been issued by the Company in connection with an Approved Stock Plan.

                        "Approved Stock Plan" means any contract, plan or agreement which has been approved by the Board of Directors of the Company, or committee thereof pursuant to which the Company's securities may be issued to any employee, officer, director or consultant.

        2. Manner of Exercise.

                2.1 Exercise Agreement. This Warrant may be exercised, in whole or in part, on any business day on or prior to the Expiration Date. To exercise this Warrant, the Warrant Holder must surrender to the Company this Warrant and deliver to the Company: (a) a duly executed exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the "Exercise Agreement"); and (b) payment in full of the Exercise Price for the number of Shares to be purchased upon exercise hereof. If someone other than the Warrant Holder exercises this Warrant, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Warrant. Upon a partial exercise, this Warrant shall be surrendered, and a new Warrant of the same tenor for purchase of the number of remaining Shares not previously purchased shall be issued by the Company to the Warrant Holder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.

                2.2 Limitations on Exercise. This Warrant may not be exercised as to fewer than 1,000 Shares unless it is exercised as to all Shares as to which this Warrant is then exercisable.

                2.3 Limitation on Resale. Before the earlier to occur of (i) October 14, 2000 or (ii) the date one (1) trading day following the trading day the closing sales price for a share of the Company's Common Stock as reported on the Nasdaq National Market equals or exceeds $10.00, the Holder shall not, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), loan, grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any of the Warrant Shares or securities issuable upon exercise of this Warrant held by it any time during such period. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect the Warrant Shares until the end of such period.

                2.4 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by certified or cashiers check or wire transfer or other immediately available funds), or where permitted by law and provided that a public market for the Company's stock exists, (a) through a "same day sale" commitment from the Warrant Holder and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Warrant Holder irrevocably elects to exercise this Warrant and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company, or (b) through a "margin" commitment from the Warrant Holder and an NASD Dealer whereby the Warrant Holder irrevocably elects to exercise this Warrant and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

                2.5 Tax Withholding. Prior to the issuance of the Shares upon exercise of this Warrant, the Warrant Holder must pay or provide for any applicable federal or state withholding obligations of the Company.

                2.6 Issuance of Shares. Provided that the Exercise Agreement and payment have been received by the Company as provided above, the Company shall issue the Shares (adjusted as provided herein) registered in the name of the Warrant Holder, the Warrant Holder's authorized assignee, or the Warrant Holder's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

        3. Registration Rights. The Shares will have the registration rights as provided for in Section 4 of the Subscription Agreement entered into between the Company and the Warrant Holder as of the date of this Warrant.

        4. Redemption. The Company, at its sole discretion, may, at any time and from time to time after January 18, 2000, redeem all or any part of the outstanding Warrants by paying therefor in cash an amount equal to $0.13 per Share for which the Warrant is then exercisable; provided, however, that any such redemptions may be made by the Company only upon 30 days' prior written notice (the "Redemption Date" being the close of business on the 30th day following the date the notice is deemed to be given to Warrant Holders pursuant to Section 9 hereof) and only if the closing sales price for a share of the Company's Common Stock as reported on the Nasdaq National Market has exceeded $12.00 for 20 consecutive trading days ending not more than ten business days prior to the date the notice of redemption is faxed and delivered by overnight courier to Warrant Holder; and provided further that the holder of any Warrant subject to such redemption may exercise such Warrant at any time prior to the expiration of the 30-day notice period; and provided further that the Company's right to redeem the Warrant shall be suspended in the event the shelf registration statement required under Section 4 of the Subscription Agreement is subject to a stop order or is otherwise not in effect or if a Warrant Holder is advised under Section 4(c) of the Subscription Agreement that the prospectus thereto contains a material misstatement or omission during any portion of the 30-day notice period, with such suspension to terminate and the Company's right to redeem to be reinstated on the date following such time as (i) a registration statement covering the Shares is effective and not subject to any stop orders and (ii) the Company has delivered to the Warrant Holder a prospectus covering the Shares of such Warrant Holder under Section 4(c) of the Subscription Agreement. The notice period shall then be extended for a period equal to the number of days during the notice period during which registration was not effective or the prospectus was not available or contained a material misstatement or omission. If less than all of the outstanding Warrants are redeemed, Warrants shall be redeemed on a pro rata basis.

        5. Compliance with Laws and Regulations. The exercise of this Warrant and the issuance and transfer of Shares shall be subject to compliance by the Company and the Warrant Holder with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange and/or over-the-counter market on which the Company's Common Stock may be listed at the time of such issuance or transfer.

        6. Transfer and Exchange. This Warrant and the rights hereunder may not be transferred in whole or in part without the Company's prior written consent, which consent shall not be unreasonably withheld, and may not be transferred unless such transfer complies with all applicable securities laws. If a transfer of all or part of this Warrant is permitted as provided in the preceding sentence, then this Warrant and all rights hereunder may be transferred, in whole or in part, on the books of the Company or its agent maintained for such purpose at the principal office of the Company or its agent, by the Warrant Holder hereof in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any permitted partial transfer, the Company will issue and deliver to the Warrant Holder a new Warrant or

Warrants with respect to the Warrants not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees to be bound by the terms, conditions, representations and warranties hereof, including the registration provisions contained in Section 4 of the Subscription Agreement, (and as a condition to any transfer of this Warrant the transferee shall execute an agreement confirming the same), and, when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however that until a transfer of this Warrant is duly registered on the books of the Company or its agent, the Company may treat the Warrant Holder hereof as the owner of this Warrant for all purposes.

        7. Privileges of Stock Ownership. The Warrant Holder shall not have any of the rights of a shareholder with respect to any Shares until the Warrant Holder exercises this Warrant and pays the Exercise Price.

        8. Entire Agreement. The Warrant Exercise Agreement is incorporated herein by reference. This Warrant and the Warrant Exercise Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

        9. Notices. Any notice required to be given or delivered to the Company under the terms of this Warrant shall be in writing and addressed to the Senior Vice President, Corporate Development, and Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Warrant Holder shall be in writing and addressed to the Warrant Holder at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit for next business day delivery with any return receipt express courier (prepaid); or one (1) business day after transmission by fax or telecopier.

        10. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Warrant shall be binding upon the Warrant Holder and the Warrant Holder's heirs, executors, administrators, legal representatives, successors and assigns.

        11. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

        12. Acceptance. The Warrant Holder has read and understands the terms and provisions of this Warrant, and accepts this Warrant subject to all the terms and conditions hereof. The Warrant Holder acknowledges that there may be adverse tax consequences upon exercise of this Warrant or disposition of the Shares and that the Warrant Holder should consult a tax adviser prior to such exercise or disposition.

        13. Restriction on Conversion by Either the Registered Owner or the Company. Notwithstanding anything herein to the contrary, in no event shall the Warrant Holder or the Company have the right or be required to exercise this Warrant if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by the Warrant Holder and its affiliates (as defined pursuant to Rule 12b-2 of the Exchange Act Rules) exceed 4.99% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 13, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this Section 13 may be waived by the Warrant Holder as to itself (and solely as to itself) upon not less than 65 days prior written notice to the Company, and the provisions of this Section 13 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

13.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized representative as of January 18, 2000.

                                            SCICLONE PHARMACEUTICALS, INC.



                                            Signed:
                                                   -----------------------------

                                            Printed:  Shawn K. Singh, J.D.

                                            Title:  Chief Business Officer


                                            Address:
                                            901 Mariner's Island Boulevard
                                            Suite 205 San Mateo, CA 94404

                                    EXHIBIT C

                             SCHEDULE OF EXCEPTIONS
                                     TO THE
                             SUBSCRIPTION AGREEMENT

                          DATED AS OF JANUARY 14, 2000


On December 17, 1997, the Company entered into an Alpha Rights Acquisition Agreement (the ("Acquisition Agreement") with Alpha-1 Biomedicals, the Company's then-current licensor ("Alpha 1"), whereby the Company acquired Alpha 1's worldwide marketing, development and manufacturing rights to the Company's lead drug, ZADAXIN thymosin alpha 1. Pursuant to the Acquisition Agreement, which was approved by Alpha 1's stockholders, the Company loaned Alpha 1 an aggregate principal amount of $350,000 (the "Alpha 1 Loans"), approximately $325,000 of which amount is still outstanding. As partial consideration for the acquired assets, the Company also issued 600,000 shares of its Common Stock to Alpha 1 (the "Acquisition Shares").

As security for the repayment of the Alpha 1 Loans, the Company has a perfected security interest in 69,085 of the Acquisition Shares (the "Collateral Shares"). Alpha-1 has been in default of its obligations repay the Alpha 1 Loans to the Company since May 1999. In mid-December 1999, the Company began aggressively pursuing repayment of the Alpha 1 Loans. In response to the Company's collection's efforts, in late-December 1999, Alpha-1 stated that it believes it may have claims against the Company for securities fraud. The Company has responded to Alpha 1 that these claims are without merit and that the Company intends to defend them vigorously if formally asserted against the Company. Alpha 1's claims were asserted only after the Company began collection efforts with respect to the Alpha 1 Loans. Alpha-1 has stated that they would like to find an amicable solution to this situation and the Company and Alpha-1 are in active discussions.

        The Company believes that Alpha-1's only assets are the Collateral Shares and 75,000 remaining Acquisition Shares held by Alpha 1 in a brokerage account. The Company believes that Alpha 1 anticipates that the Company's stock price will appreciate further during 2000 and is seeking a means to survive without dissolving by holding its remaining 75,000 Acquisition Shares and preventing the Company from forcing a sale of the Collateral Shares until after the Company's stock price further appreciates to enable Alpha 1 to repay all of its outstanding debts and recapitalize. The Company expects the matter to be resolved in the near term by obtaining a release of claims, a $162,500 payment from Alpha-1 from proceeds from the sale of the Collateral Shares and cancellation of the balance of the Alpha 1 Loans.

                                    EXHIBIT D
                                       TO
                             SUBSCRIPTION AGREEMENT

               Form of Opinion of Gray Cary Ware & Freidenrich LLP

        1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of California. The Company has all necessary corporate power and authority to own its assets and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of all other United States jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries considered as a whole.

        2. The Company has all necessary corporate power and authority to enter into the Agreement and to issue the Shares, the Warrants and the Warrant Shares in accordance with the terms thereof.

        3. The Company has an authorized capitalization consisting of 75,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value, consisting of 875,000 shares of Series A Preferred Stock, 2,000,000 shares of Series B Preferred Stock and 800,000 shares of Series C Preferred Stock, no par value, except that 661,157 shares of Series C Preferred Stock have been reacquired upon conversion and may not be reissued.

        4. The issuance and sale of the Shares, the Warrants and the Warrant Shares have been duly authorized by the Company. The Shares are duly and validly issued, fully paid and nonassessable. The Warrant Shares, when and if issued and delivered in accordance with the Warrants, will be duly and validly issued, fully paid and nonassessable.

        5. The execution and delivery of the Agreement has been duly authorized by all necessary action of the Company and has been duly executed and delivered by the Company, and is the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        6. The execution and delivery by the Company of the Agreement does not
(i) violate any provision of the Restated Articles of Incorporation or Bylaws of the Company, or (ii) violate any provision of any applicable federal or California statute, rule or regulation to which the Company is subject.

        7. The issuance to each of you of the Shares and the Warrants should be exempt from the registration requirements under the Securities Act under either
Section 4(2) of the Securities Act or Regulation D thereunder.